BRF S.A.

A Publicly Traded Company with Authorized Capital

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

MINUTES OF THE 86th EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS

DATE, PLACE AND TIME: September 5, 2013 at 3:00 p.m. at Rua Hungria, 1400 – 5th floor in the city and state of São Paulo. CHAIR: Abilio dos Santos Diniz, Chairman, Edina Biava, Secretary. ATTENDANCE: the full quorum of the effective members. RESOLUTIONS ADOPTED: Issue of bonds in the Argentine market in pesos: The issue was approved as follows: (i) Operation in pesos via the Quickfood S.A. subsidiary in the Argentine debt capital market for the amount equivalent to 42,968,750 pesos- badlar rate +2.24% p.a. – 18 months and 107,031,250 pesos – badlar rate +3.55% p.a. from 24 to 36 months; (ii) BRF S.A. holding company will issue an aval for Quickfood’s bond issue; (iii) authorization to the officers of BRF and Quickfood, as appropriate, to take all measures and practice all necessary acts with respect to the Issue Offering in Pesos, including the signature of documents, agreements and certificates necessary  for its formalization, such as, among others, (i) the issue indenture to the Issue Offering, (ii) the Issue Offering Purchase Agreement (iii) the distribution agreement. São Paulo-SP, September 5, 2013. These minutes were approved by all the Directors: ABILIO DOS SANTOS DINIZ, Chairman; SÉRGIO RICARDO SILVA ROSA, Vice Chairman; CARLOS FERNANDO COSTA; DÉCIO DA SILVA; JOSÉ CARLOS REIS MAGALHÃES NETO; LUIZ FERNANDO FURLAN; LUÍS CARLOS FERNANDES AFONSO; MANOEL CORDEIRO SILVA FILHO; PAULO ASSUNÇÃO DE SOUSA; PEDRO DE ANDRADE FARIA; WALTER FONTANA FILHO.

EDINA BIAVA

Secretary